EXHIBIT 23.1



                        Consent of Independent Auditors
                        --------------------------------



The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia


         We consent to the use of our report dated June 18, 1999 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Canyon Hills Apartments for the twelve month period ended May 31, 1999, for inclusion in a form 8K filing with the Securities and Exchange Commission by Apple Residential Income Trust, Inc.

                                   /s/ L.P. Martin & Co., P.C.




Richmond, Virginia
June 18, 1999